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                                                                    EXHIBIT 99.4

                                   GEOCITIES
                       STOCK OPTION ASSUMPTION AGREEMENT
                                     UNDER
                                STARSEED, INC.
                     1998 STOCK OPTION/STOCK ISSUANCE PLAN
                     -------------------------------------


OPTIONEE:_________________


          STOCK OPTION ASSUMPTION AGREEMENT issued as of the 4th day of December 1998 by GeoCities, a Delaware corporation ("GeoCities").

          WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Starseed, Inc., a Louisiana corporation ("Starseed"), which were granted to Optionee under the Starseed, Inc. 1998 Stock Option/Stock Issuance Plan (the "Plan") and are evidenced by a Stock Option Agreement (the "Option Agreement") between Starseed and Optionee.

          WHEREAS, on December 4, 1998, Starseed was acquired by GeoCities through the merger of Starseed into a wholly-owned subsidiary of GeoCities (the "Merger") pursuant to the terms of the November 10, 1998 Merger Agreement by and among GeoCities, GeoCities Acquisition Corporation, Starseed and certain Starseed affiliates (the "Merger Agreement").

          WHEREAS, Optionee has, as a precondition to the assumption by GeoCities of his or her outstanding options under the Plan, waived any and all rights Optionee may have had to receive any cash payment upon the subsequent exercise of those options which would serve to compensate him or her for, or otherwise provide the economic equivalent of, the cash consideration paid per share of Starseed common stock to the actual holders of Starseed common stock in connection with the conversion of their shares of such common stock in the Merger (the "Waiver").

          WHEREAS, the provisions of the Merger Agreement require GeoCities to assume the obligations of Starseed with respect to all outstanding options held under the Plan by individuals who have executed the requisite Waiver prior to consummation of the Merger and to issue to those individuals an agreement evidencing the assumption of their outstanding options under the Plan.

          WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for conversion of shares in the Merger is 0.446741 of a share of GeoCities common stock ("GeoCities Stock") for each outstanding share of Starseed common stock ("Starseed Stock").
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          WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by GeoCities in connection with the Merger.

          NOW, THEREFORE, it is hereby agreed as follows:

          1. The number of shares of Starseed Stock subject to the stock options held by Optionee under the Plan immediately prior to the Effective Time (the "Starseed Options") and the exercise price payable per share are as set forth in Exhibit A hereto.
         ---------

          2. GeoCities hereby assumes, as of the Effective Time, all the duties and obligations of Starseed under each of the Starseed Options. In connection with such assumption, the number of shares of GeoCities Stock purchasable under each Starseed Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of GeoCities Stock subject to each Starseed Option hereby assumed shall be as specified for that option in attached Exhibit
                                                                        -------
A, with any fractional share rounded down to the next whole share,  and the
-
adjusted exercise price payable per share of GeoCities Stock under the assumed Starseed Option shall be as indicated for that option in attached Exhibit A,
                                                                  ---------
with such price rounded up to the next whole cent.

          3. The following provisions shall govern each Starseed Option hereby assumed by GeoCities:

               A. Unless the context otherwise requires, all references in each Option Agreement and in the Plan: (i) to the "Corporation" shall mean GeoCities, (ii) to "Common Stock" or the "Option Shares" shall mean shares of GeoCities Stock, (iii) to the "Board" shall mean the Board of Directors of GeoCities and (iv) to the "Committee" or the "Plan Administrator" shall mean the Compensation Committee of the GeoCities Board of Directors.

               B. The grant date and the expiration date of each assumed Starseed Option and all other provisions which govern either the vesting or the termination of the assumed Starseed Option shall remain the same as set forth in the Option Agreement applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase GeoCities Stock.

               C. The shares subject to each assumed Starseed Option held by Optionee shall continue to vest in accordance with the same installment vesting schedule in effect under the applicable Option Agreement (and related Notice of Option Grant) immediately prior to the Effective Time, with the number of shares of GeoCities Stock subject to each such installment adjusted to reflect the Exchange Rate. Accordingly, no accelerated vesting of the shares subject to the Starseed Options held by Optionee shall be deemed to occur by reason of the Merger, and the vesting dates for the shares of GeoCities Stock subject to each assumed Option following the Merger shall remain the same as the vesting schedule in effect for the shares of Starseed Stock subject to that option immediately prior to the Merger.

                                       2
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               D.   Upon the exercise of the assumed Starseed Option for any
     unvested shares of GeoCities Stock, Optionee shall execute a Stock Purchase Agreement in substantially the form of the Stock Purchase Agreement currently utilized for the acquisition of unvested Starseed shares under the Plan. However, the provisions of that form agreement shall be modified as follows: (i) all references to the "Corporation" shall mean GeoCities as the successor to the repurchase rights of Starseed in the Merger, (ii) all references to "Common Stock" or "Purchased Shares" shall mean the shares of GeoCities Stock purchased under the assumed Starseed Option,
     (iii) all references to "Unvested Shares" shall mean the unvested shares of GeoCities Stock purchased under such Stock Purchase Agreement, (iv) all references to the "Exercise Price" shall be the adjusted exercise price per share in effect under the assumed Option, (v) all references to the "Plan Administrator" shall mean the Compensation Committee of the GeoCities Board of Directors and (vi) the provisions relating to first refusal rights shall no longer have any force or effect.

               E. For purposes of applying any and all provisions of the Option Agreement or the Stock Purchase Agreement relating to Optionee's period of Service, Optionee shall be deemed to continue in Service for so long as Optionee renders services as an employee or a consultant to GeoCities or any present or future parent or subsidiary of GeoCities, including Starseed. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Starseed Options following Optionee's cessation of Service and the provisions of the Stock Purchase Agreement governing the vesting of the shares subject to those Options during Optionee's period of Service shall hereafter be applied on the basis of Optionee's continuation in employee or consultant status with GeoCities or any parent or subsidiary company. Accordingly, all vesting of the shares subject to the assumed Starseed Options shall cease immediately upon, and each assumed Starseed Option shall terminate within a designated time period (as set forth in the Option Agreement for that option) following, such cessation of service. GeoCities as successor to Starseed in the Merger shall have the right, exercisable in accordance with the terms and provisions of the Stock Purchase Agreement, as modified hereby, to repurchase any unvested shares of GeoCities Stock subject to the Stock Purchase Agreement at the time of Optionee's cessation of Service.

               F. The adjusted exercise price payable for the GeoCities Stock subject to each assumed Starseed Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of GeoCities Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Starseed Stock prior to the Merger shall be taken into account.

               G. In order to exercise each assumed Starseed Option for vested shares of GeoCities Stock, Optionee must deliver to GeoCities a written notice of exercise in which the number of vested shares of GeoCities Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of GeoCities Stock and must be delivered to GeoCities at the following address:

                                       3
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                    GeoCities
                    4499 Glencoe Avenue
                    Marina Del Rey, California  90292
                    Attention:  Stock Option Plan Administrator

               H. In order to exercise each assumed Starseed Option for unvested shares of GeoCities Stock, Optionee must deliver to GeoCities a properly-executed Stock Purchase Agreement (as modified hereby) in which the number of unvested shares of GeoCities Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of GeoCities Stock and must be delivered to GeoCities at the address indicated above.

               I. By reason of the Waiver, Optionee shall have no right to receive any cash payment in connection with the subsequent exercise of the assumed Starseed Options, whether for vested or unvested shares. Accordingly, Optionee shall only be entitled to receive shares of GeoCities Stock upon exercise of the assumed Starseed Options, and no other payment, whether in cash or other form, shall be payable by GeoCities, Starseed or any other entity in connection with such exercise.

          4. Except to the extent specifically modified by this Stock Option Assumption Agreement and the Waiver, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

          IN WITNESS WHEREOF, GeoCities has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly authorized officer as of the __th day of December 1998.


                                             GEOCITIES


                                             By:________________________________

                                             Title:_____________________________

                                       4
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                                ACKNOWLEDGMENT

          The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands and acknowledges that all rights and liabilities with respect to each of his or her Starseed Options hereby assumed by GeoCities are as set forth only in the Option Agreement, the Plan, such Stock Option Assumption Agreement and the Waiver, and no other agreements exist with respect to his or her Starseed Options. The undersigned also acknowledges that except to the extent specifically modified by this Stock Assumption Agreement and the Waiver, all of the terms and conditions of the Option Agreement and the related form Stock Purchase Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

          The undersigned further acknowledges that the Starseed Option or Options listed in Exhibit A hereto constitute all of the outstanding options or
                  ---------
other rights to purchase Starseed Stock that he or she owned immediately prior to the Effective Time.



                                        ________________________________________
                                                      OPTIONEE



DATED:  DECEMBER 4, 1998

                                       5
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                                   EXHIBIT A

               Optionee's Outstanding Options to Purchase Shares
                  of Starseed, Inc. Common Stock (Pre-Merger)
                                      and
               Optionee's Outstanding Options to Purchase Shares
                    of GeoCities Common Stock (Post-Merger)